Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2012 FINANCIAL RESULTS

•                  Record fiscal year revenue of $475.3 million up 41% — Record Gross Merchandise Volume (GMV) of $864.2 million up 55% - Record Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $110.1 million up 109% —

•                 Fourth quarter revenue of $122.3 million up 52% — Record GMV of $241.0 million up 65% - Adjusted EBITDA of $23.1 million up 85% —

WASHINGTON — November 29, 2012 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal year (FY-12) and fourth quarter (Q4-12) ended September 30, 2012.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported record consolidated FY-12 revenue of $475.3 million, an increase of approximately 41% from the prior year.  Adjusted EBITDA, which excludes stock-based compensation and acquisition costs including changes in acquisition earn out payment estimates, for FY-12 was a record $110.1 million, an increase of approximately 109% from the prior year.  FY-12 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $864.2 million, an increase of approximately 55% from the prior year.  Comparisons to FY-11 results include our U.K. operations, which were shut down, effective September 30, 2011, and are accounted for as discontinued operations in our statement of operations.

The Company reported consolidated Q4-12 revenue of $122.3 million, an increase of approximately 52% from the prior year’s comparable period.  Adjusted EBITDA for Q4-12 was $23.1 million, an increase of approximately 85% from the prior year’s comparable period.  GMV was a record $241.0 million for Q4-12, an increase of approximately 65% from the prior year’s comparable period.  These comparisons include the results of our U.K. operations, as noted above.

Net income in FY-12 was $48.3 million or $1.47 diluted earnings per share.  Adjusted net income in FY-12, which excludes stock-based compensation and acquisition costs including changes in acquisition earn out payment estimates, was a record $60.9 million, an increase of approximately 100% from the prior year, and was a record $1.86 adjusted diluted earnings per share.  Net income in Q4-12 was $5.5 million or $0.17 diluted earnings per share.  Adjusted net income in Q4-12 was $13.1 million, an increase of approximately 216% from the prior year’s comparable period, and was $0.40 adjusted diluted earnings per share.  Adjusted net income excludes stock-based compensation and acquisition costs including changes in acquisition earn out payment estimates, net of tax.  These comparisons include the results of our U.K. operations, as noted above.

Annual operating cash flow was a record $52.1 million during FY-12, an increase of approximately 31% from the prior year.  Q4-12 operating cash flow was $12.9 million, an increase of approximately 13% from the prior year’s comparable period.

“Liquidity Services generated strong results during Q4-12 as we continued to grow our market share and build on our leadership position in the reverse supply chain market during a seasonally low quarter for the Company.  We continued to benefit from large commercial and government clients placing their trust in us to handle more of their excess inventory and high value capital asset sales, which drove strong growth this quarter,” said Bill Angrick, Chairman and CEO of LSI. “Our recent acquisition, of NESA, further enhances our position as the leading reverse supply chain solution for large retailers and their suppliers, and we are excited by the numerous related opportunities to create value for our buyers and clients, which we plan to demonstrate during fiscal year 2013.”

“During fiscal year 2012, we continued to advance our business strategy of building a defensible, leadership position in the reverse supply chain market and generated strong results for our clients and shareholders. With our large and growing buyer marketplace, integrated services and domain expertise, we are enabling retailers, manufacturers and government agencies to drive efficiencies in their global supply chains and better compete in an increasingly complex environment. We believe our continued focus on delivering the breadth of services, geographic coverage and global market data that large enterprises require in the reverse supply chain positions us well for fiscal year 2013 and continued long term profitable growth and market leadership,” said Mr. Angrick. “Operationally, Liquidity Services continued to build on the process improvements and scale efficiencies started last fiscal year resulting in overall improved cycle times and margins. Adjusted EBITDA margins improved significantly from 15.6% of revenue and 9.4% of GMV in FY-11 to 23.2% and 12.7%, respectively for FY-12.  Liquidity Services remains focused on executing our long term growth strategy to ensure the Company is well positioned to drive attractive returns for shareholders.”

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Business Outlook

While economic conditions have improved, our overall outlook remains cautious due to the volatility in the macro environment and its potential impact on the retail and industrial supply chains and GDP growth.  Additionally, we plan to further invest in our technology infrastructure and product roadmap to support further expansion and integration of our existing businesses and online marketplaces which are proceeding according to our original plan.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2013:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                               an effective income tax rate of 40%; and

(iv)                              improved operations and service levels in our retail goods marketplaces.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as: (i) investments in infrastructure and value-added services to support new business in both commercial and public sector markets; and (ii) pricing pressure from buyers in selected categories of our retail goods marketplaces, which can result in lower than optimal margins.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2013 that we will again receive this incentive payment.

In addition, we estimate that we will make investments totaling several million dollars to fully integrate GoIndustry into Liquidity Services over the next year resulting in a drag on our earnings during the first half of fiscal year 2013. This is a change in our expectation that GoIndustry would be accretive to the bottom line throughout fiscal year 2013. We believe this investment is required to fully realize the synergies available across the Company’s buyer marketplaces and clients and to position us for growth within the $100 billion global market for capital assets.

GMV — We expect GMV for fiscal year 2013 to range from $1.1 billion to $1.2 billion.  We expect GMV for Q1-13 to range from $240 million to $250 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2013 to range from $123 million to $133 million.  We expect Adjusted EBITDA for Q1-13 to range from $22.0 million to $24.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2013 to range from $2.05 to $2.23.  In Q1-13, we estimate Adjusted Earnings Per Diluted Share to be $0.36 to $0.40.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.4 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.0 million to $3.5 million per quarter for fiscal year 2013.  These stock based compensation costs are consistent with fiscal year 2012.

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Key FY-12 and Q4-12 Operating Metrics

Registered Buyers — At the end of FY-12, registered buyers totaled approximately 2,186,000, representing a 36% increase over the approximately 1,604,000 registered buyers at the end of FY-11.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 2,105,000 in FY-12, an approximately 9% increase over the approximately 1,936,000 auction participants in FY-11.  Auction participants increased to approximately 565,000 in Q4-12, an approximately 28% increase over the approximately 442,000 auction participants in Q4-11.

Completed Transactions — Completed transactions increased to approximately 501,000, an approximately 5% increase for FY-12 from the approximately 475,000 completed transactions in FY-11.  Completed transactions increased to approximately 140,000, an approximately 35% increase for Q4-12 from the approximately 104,000 completed transactions in Q4-11.  Average transaction sizes increased approximately 47% from $1,175 in FY-11 to $1,725 in FY-12, and 23% from $1,400 in Q4-11 to $1,716 in Q4-12, due to our lotting and merchandising strategies.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during FY-12 decreased to 23.7% compared to 33.9% in the prior year and in Q4-12 decreased to 20.7% compared to 35.1% in the prior year period.  The table below summarizes GMV and revenue by pricing model.  The purchase model revenue mix has increased, as a result of the Jacobs Trading acquisition.

GMV Mix

	FY-12	FY-11	Q4-12	Q4-11
Profit-Sharing Model:
Scrap Contract	8.9%	15.4%	6.7%	16.8%
Total Profit Sharing	8.9%	15.4%	6.7%	16.8%
Consignment Model:
GovDeals	15.2%	20.0%	13.2%	20.2%
Commercial	37.1%	24.7%	45.0%	30.1%
Total Consignment	52.3%	44.7%	58.2%	50.3%
Purchase Model:
Commercial	24.0%	21.1%	21.1%	14.6%
Surplus Contract	14.8%	18.5%	14.0%	18.3%
Total Purchase	38.8%	39.6%	35.1%	32.9%

Other	0.0%	0.3%	0.0%	0.0%
Total	100.0%	100.0%	100.0%	100.0%

Revenue Mix

Profit-Sharing Model:
Scrap Contract	16.1%	25.5%	13.3%	30.3%
Total Profit Sharing	16.1%	25.5%	13.3%	30.3%
Consignment Model:
GovDeals	2.6%	3.0%	2.5%	3.4%
Commercial	9.9%	5.8%	13.7%	6.9%
Total Consignment	12.5%	8.8%	16.2%	10.3%
Purchase Model:
Commercial	44.5%	34.9%	42.9%	26.4%
Surplus Contract	26.9%	30.3%	27.6%	32.9%
Total Purchase	71.4%	65.2%	70.5%	59.3%

Other	0.0%	0.5%	0.0%	0.1%
Total	100.0%	100.0%	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest expense and other expense, net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates and goodwill impairment. Adjusted EBITDA for the three and twelve months ended September 30, 2011 includes the operating losses generated by our UK operations, which were closed down as of September 30, 2011.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)
Net income	$5,545	$3,126	$48,296	$8,512
Interest and other expense, net	593	62	2,218	111
Provision for income taxes	2,627	2,527	31,652	4,419
Amortization of contract intangibles	1,884	203	7,943	813
Depreciation and amortization	1,715	1,587	6,223	5,519

EBITDA	12,364	7,505	96,332	19,374
Stock compensation expense	3,462	2,387	12,117	9,136
Acquisition costs and goodwill impairment	7,256	2,578	1,695	24,167

Adjusted EBITDA	$23,082	$12,470	$110,144	$52,677

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates and goodwill impairment. Adjusted basic and diluted earnings per share are determined using Adjusted Net Income. Adjusted net income for the three and twelve months ended September 30, 2011 includes the operating losses generated by our UK operations, which were closed down as of September 30, 2011.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Net income	$5,545	$3,126	$48,296	$8,512
Stock compensation expense (net of tax)	2,077	1,034	7,270	6,029
Amortization of contract intangibles (net of tax)	1,090	—	4,359	—
Acquisition costs and goodwill impairment (net of tax)	4,354	(26)	1,017	15,950

Adjusted net income	$13,066	$4,134	$60,942	$30,491

Adjusted basic earnings per common share	$0.42	$0.15	$1.98	$1.10

Adjusted diluted earnings per common share	$0.40	$0.14	$1.86	$1.05

Basic weighted average shares outstanding	31,045,293	28,512,433	30,854,796	27,736,865

Diluted weighted average shares outstanding	32,788,205	30,527,438	32,783,079	29,081,933

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Conference Call

The Company will host a conference call to discuss the fiscal 2012 and fourth quarter 2012 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 800-561-2731 or 617-614-3528 and providing the participant pass code 20943794. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending December 29, 2012 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until December 29, 2012 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 18384625.  Both replays will be available starting at 12:30 p.m. today.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Walmart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA, GoIndustry, Jacobs Trading and Truckcenter.com, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $3.0 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The Company is based in Washington, D.C. and has nearly 1,200 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$104,782	$128,984
Accounts receivable, net of allowance for doubtful accounts of $1,248 and $514 in 2012 and 2011, respectively	16,226	6,049
Inventory	20,669	15,065
Prepaid and deferred taxes	16,927	16,073
Prepaid expenses and other current assets	3,973	4,805
Current assets of discontinued operations	—	277
Total current assets	162,577	171,253
Property and equipment, net	10,382	7,042
Intangible assets, net	34,204	2,993
Goodwill	185,771	40,549
Other assets	7,474	5,970
Total assets	$400,408	$227,807
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,997	$8,590
Accrued expenses and other current liabilities	36,425	23,411
Profit-sharing distributions payable	4,041	7,267
Current portion of acquisition earn out payable	14,511	5,410
Customer payables	34,255	12,728
Current portion of note payable	10,000	—
Current liabilities of discontinued operations	154	2,160
Total current liabilities	109,383	59,566
Acquisition earn out payable	—	4,741
Note payable, net of current portion	32,000	—
Deferred taxes and other long-term liabilities	9,022	2,087
Total liabilities	150,405	66,394
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,138,111 shares issued and outstanding at September 30, 2012; 31,192,608 shares issued and 29,030,552 shares outstanding at September 30, 2011	31	29
Additional paid-in capital	182,361	124,886
Treasury stock, at cost	—	(21,884)
Accumulated other comprehensive income	1,246	52
Retained earnings	66,365	58,330
Total stockholders’ equity	250,003	161,413
Total liabilities and stockholders’ equity	$400,408	$227,807

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Revenue	$102,424	$70,814	$415,829	$297,584
Fee revenue	19,851	8,391	59,475	29,794
Total revenue from continuing operations	122,275	79,205	475,304	327,378

Costs and expenses from continuing operations:
Cost of goods sold (excluding amortization)	50,626	25,440	198,123	126,395
Profit-sharing distributions	9,125	14,788	43,242	49,318
Technology and operations	20,025	13,239	67,553	52,178
Sales and marketing	10,444	5,970	31,252	23,279
General and administrative	12,435	6,849	37,107	26,484
Amortization of contract intangibles	1,884	203	7,943	813
Depreciation and amortization	1,715	1,342	6,223	4,881
Acquisition costs	7,256	1,762	1,695	6,702

Total costs and expenses	113,510	69,593	393,138	290,050

Income from continuing operations	8,765	9,612	82,166	37,328
Interest and other expense, net	593	401	2,218	1,190

Income before provision for income taxes from continuing operations	8,172	9,211	79,948	36,138
Provision for income taxes	2,627	2,528	31,652	15,459
Income from continuing operations	5,545	6,683	48,296	20,679
Loss from discontinued operations, net of tax	—	(3,557)	—	(12,167)
Net income	$5,545	$3,126	$48,296	$8,512

Basic earnings (loss) per common share:
From continuing operations	$0.18	$0.23	$1.57	$0.75
From discontinued operations	—	(0.12)	—	(0.44)
Basic earnings per common share	$0.18	$0.11	$1.57	$0.31

Diluted earnings (loss) per common share:
From continuing operations	$0.17	$0.22	$1.47	$0.71
From discontinued operations	—	(0.12)	—	(0.42)
Diluted earnings per common share	$0.17	$0.10	$1.47	$0.29

Basic weighted average shares outstanding	31,045,293	28,512,433	30,854,796	27,736,865

Diluted weighted average shares outstanding	32,788,205	30,527,438	32,783,079	29,081,933

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Operating activities
Net income	$5,545	$3,126	$48,296	$8,512
Less: Discontinued operations, net of tax	—	(3,557)	—	(12,167)

Income from continuing operations	5,545	6,683	48,296	20,679
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continued operations:
Depreciation and amortization	3,599	1,545	14,166	5,694
Stock compensation expense	3,462	2,386	12,117	9,136
Provision (benefit) for inventory allowance	1,660	(73)	884	(22)
Provision (benefit) for doubtful accounts	334	90	117	221
Deferred tax (benefit) provision	(1,719)	66	(1,719)	66
Incremental tax benefit from exercise of common stock options	(1,765)	(4,146)	(16,953)	(6,597)
Changes in operating assets and liabilities:
Accounts receivable	(483)	(883)	(1,596)	(1,809)
Inventory	4,384	(1,693)	(132)	(392)
Prepaid expenses and other assets	4,490	1,480	17,890	7,815
Accounts payable	(1,331)	2,582	(7,570)	1,552
Accrued expenses and other	(15,298)	4,312	(8,534)	(691)
Profit-sharing distributions payable	1,103	1,909	(3,226)	1,671
Customer payables	2,677	(608)	2,510	2,945
Acquisition earn out payable	6,242	(1,838)	(3,826)	358
Other liabilities	77	(21)	205	(1)

Net cash provided by operating activities from continuing activities	12,977	11,791	52,629	40,625
Net cash used in operating activities from discontinued operations	(102)	(405)	(483)	(739)
Net cash provided by operating activities	12,875	11,386	52,146	39,886
Investing activities
Purchases of short-term investments	—	(1,462)	—	(10,292)
Proceeds from the sale of short-term investments	—	12,392	—	43,812
Cash paid for acquisitions and decrease (increase) in goodwill and intangibles	8,267	(62)	(71,796)	(9,092)
Purchases of property and equipment	(3,965)	(423)	(6,793)	(4,822)

Net cash provided by (used in) investing activities	4,302	10,445	(78,589)	19,606
Financing activities
Proceeds from exercise of common stock options (net of tax)	1,469	10,590	15,491	23,639
Incremental tax benefit from exercise of common stock options	1,765	4,146	16,953	6,597
Repurchases of common stock	—	—	(29,999)	(3,541)

Net cash provided by financing activities	3,234	14,736	2,445	26,695
Effect of exchange rate differences on cash and cash equivalents	(288)	(990)	(309)	(476)

Net increase (decrease) in cash and cash equivalents	20,123	35,577	(24,307)	85,711
Cash and cash equivalents at beginning of the period	84,659	93,512	129,089	43,378

Cash and cash equivalents at end of period	$104,782	$129,089	$104,782	$129,089
Less: Cash and cash equivalents of discontinued operations at end of year	—	105	—	105
Cash and cash equivalents of continuing operations at end of year	$104,782	$128,984	$104,782	$128,984
Supplemental disclosure of cash flow information
Cash paid for income taxes	$2,721	$12	$14,482	$6,245
Cash paid for interest	65	14	117	62
Contingent purchase price accrued	6,242	—	7,438	6,989
Note payable issued in connection with acquisition	—	—	40,000	—